STIFEL FINANCIAL CORP.
Form 8-K Dated August 09, 2007
Exhibit 99: Press Release

[Stifel Financial Corp. logo] Stifel Financial News

One Financial Plaza 501 North Broadway St. Louis, MO 63102 (314) 342-2000

For further information contact:

James M. Zemlyak, Chief Financial Officer
;(314) 342-2228 zemlyakj@stifel.com

For Immediate Release

Stifel Financial Corp. Reports Second Quarter Results
Record Quarterly Revenue of $220.6 million, up 106%
Quarterly Core Diluted EPS $1.09, Quarterly GAAP Diluted EPS $0.08

St. Louis, Missouri - August 9, 2007 - Stifel Financial Corp. (NYSE: "SF") today reported unaudited quarterly net income of $1.4 million, or $0.08 per diluted share, on record revenue of $220.6 million for the quarter ended June 30, 2007. For the comparable quarter of 2006, net income was $2.3 million, or $0.16 per diluted share, on revenue of $107.4 million. For the six months ended June 30, 2007, we posted net income of $10.3 million, or $0.63 per diluted share, on revenue of $383.1 million, compared with $2.8 million, or $0.20 per diluted share, on revenue of $220.9 million, for the same period one year earlier.

At June 30, 2007, our equity was $388.2 million, resulting in book value per share of $26.04.

After adjusting for acquisition related charges, principally compensation expense for acceleration of deferred compensation for the Ryan Beck & Company ("Ryan Beck") deferred compensation plans and stock-based awards offered to key associates of LM Capital Markets ("LM Capital Markets"), non-GAAP net income and non-GAAP earnings per diluted share, our "Core earnings", were $18.9 million and $1.09, respectively for the second quarter of 2007 compared to 2006 second quarter Core earnings of $7.0 million and Core earnings per diluted share of $0.50. Our Core earnings for the six months ended June 30, 2007 were $32.0 million, or $1.96 a share compared to $18.1 million or $1.31 a share for the six months ended June 30, 2006. A reconciliation between our GAAP results and Core earnings is discussed below. Included in the 2007 second quarter and six months Core earnings is an after tax charge of $652,000 or $.04 per diluted share for the write off of deferred issuance costs related to the 9% Trust Preferred Securities called on July 13, 2007. Included in the six month 2006 Core earnings is $2.0 million after tax or $0.15 per diluted share for the gain on the Company's New York Stock Exchange membership seat.

Business Highlights

  Record quarterly revenue of $220.6 million, a 106% increase over the prior year second quarter.

  Our Private Client Group ("PCG"), and Equity Capital Markets ("ECM"), achieved record revenue and profits for the three-and six months ended June 30, 2007.

  Commission and principal transactions increased $45.1 million, 66% over the previous year second quarter and increased 46% for the six months as compared to 2006.

  Investment banking revenue increased to $63.9 million, 306% over the prior year second quarter and increased 240% for the six months as compared to 2006.

  Asset management and service fees increased to $25.5 million, 79% over the prior year second quarter and increased to $44.9 million, 62% for the six months ended June 30, 2007.

  For the three and six months ended June 30, 2007, utilizing Core earnings, pretax margin was 15% for both periods and annualized return on average equity totaled 21% and 19% respectively.

  We closed on our previously announced acquisition of First Service Financial Company and its bank subsidiary First Service Bank on April 2, 2007. First Service Bank converted its charter from a Missouri bank to a Missouri trust company and changed its name to Stifel Bank and Trust.

  We completed an additional private placement of $35.0 million of 6.78% Cumulative Trust Preferred Securities on June 29, 2007. The net proceeds were used to call the Company's $34.5 million 9% Cumulative Trust Preferred Securities on July 13, 2007.

  The Company has successfully converted 33 of 37 Ryan Beck branch offices to date and expect to complete the conversion of all Ryan Beck offices in the third quarter.

Chairman and Chief Executive Officer, Ronald J. Kruszewski, commented, "Our Company posted outstanding results in a quarter characterized both by favorable equity markets and a hostile fixed income environment. The integration of Ryan Beck is proceeding smoothly and on schedule. We are especially pleased with the endorsement of our business platform by the Ryan Beck financial advisors as evidenced by the fact we have experienced virtually no attrition since the closing of our merger. Looking forward, we see continued volatility in the markets and a potential retrenchment within our industry. Historically, while this environment may impact short-term results, it is during those times that our firm has added to our capabilities and we see many opportunities to do likewise today."

Revenue

Year to date comparisons were impacted by the resultant increased activity from the successful integration of the LM Capital Markets business acquired on December 1, 2005, the Ryan Beck acquisition on February 28, 2007, the First Service acquisition on April 2, 2007, and the Company's continued expansion of the PCG, including the Miller Johnson Steichen and Kinnard ("MJSK") purchase on December 5, 2006. As a result of the Ryan Beck and MJSK acquisitions, the Company added 1,013 employees and 51 offices. Except as noted in the following discussion of variances for the total Company and the ensuing segment results, the underlying reasons for the increase in revenue and expense categories can be attributed principally to the acquisitions and increased number of PCG offices and PCG financial advisors .

Commission and Principal Transactions

Second Quarter

Commission and principal transaction revenue increased 66% to $113.9 million from $68.8 million in the same period last year with increases of 106% and 30% in PCG and ECM respectively, and a decrease of 8% in Fixed Income Capital Markets ("FICM").

Six Months

Commission and principal transaction revenue increased 46% to $201.9 million from $138.6 million in the same period last year with increases of 69%, 22% and 7% in PCG, ECM, and FICM, respectively.

Investment Banking Revenue

Second Quarter

Investment banking revenue increased 306% to $63.9 million from $15.8 million from the same period last year. During the quarter, the Company completed a significant corporate investment banking transaction for $24.3 million. Capital raising revenue was $34.1 million, up 421% over the prior year. Strategic advisory fees increased 224% to $29.8 million from $9.2 million in the same prior year period.

Six Months

Investment banking revenue increased 240% to $107.0 million from $31.5 million from the same period last year. Capital raising revenue increased 422% to $61.4 million from $11.7 million in the prior year. Strategic advisory fees increased 131% to $45.6 million from $19.8 million in the same prior year period.

Asset Management and Service Fees

Second Quarter

Asset management and service fees increased 79% to $25.5 million from $14.2 million in the second quarter of last year as a result of increased fees of $4.2 million resulting from the Ryan Beck acquisition along with a 25% increase in the number of Stifel Nicolaus managed accounts and a 33% increase in the value of assets under management in those accounts.

Six Months

Year to date asset management and service fees increased 62% to $44.9 million from $27.7 million in the prior year as a result of increased fees of $5.6 million resulting from the Ryan Beck acquisition along with a 27% increase in the number of Stifel Nicolaus managed accounts and a 38% increase in the value of assets under management in those accounts.

Net Interest Revenue

Second Quarter

Net interest revenue increased 77% to $7.0 million from $4.0 million in the same period last year due principally to increased revenue from increased interest charged on customer margin accounts, increased interest earned on fixed income inventory held for sale to customers, and interest earned from our newly acquired (Stifel Bank and Trust) banking operations offset by increased costs to carry higher levels of firm inventory, increased interest expense resulting from the debenture issued in the second quarter of 2007 and interest expense associated with our banking operations.

Six Months

Net interest revenue increased 72% to $12.2 million from $7.1 million in the same period last year due principally to increased revenue from increased interest charged on customer margin accounts, increased interest earned on fixed income inventory held for sale to customers, and interest earned from our banking operations offset by increased costs to carry higher levels of firm inventory, increased interest expense resulting from the debenture issued in the second quarter of 2007 and interest expense associated with our banking operations.

Non-Interest Expenses

Employee Compensation and Benefits

Second Quarter

Employee compensation and benefits increased 120% to $163.8 million from $74.4 million in the second quarter last year. As a percentage of net revenue, compensation and benefits totaled 77.6% in the second quarter of 2007 compared to 72.5% in the second quarter of 2006. A portion of compensation and benefits includes transition pay of $6.7 million (3.2% of net revenue) and $3.5 million (3.4% of net revenue) for the three months ended June 30, 2007 and June 30, 2006, respectively, in connection with the Company's continuing expansion efforts. In addition, for the three months ended June 30, 2007, compensation and benefits includes $21.8 million in connection with the Ryan Beck acquisition, primarily a charge related to the acceleration of vesting arising from the amendment of the Ryan Beck deferred compensation plan and $5.4 million, primarily stock-based compensation, for acquisition related payments in connection with the LM Capital Markets acquisition. For the three months ended June 30, 2006 compensation and benefits includes $7.8 million, primarily stock-based compensation, for acquisition related payments in connection with the LM Capital Markets acquisition. Excluding the acquisition related charges, compensation and benefits as a percentage of net revenue totaled 64.8% for both 2007 and 2006. The Company excludes acquisition related expenses in its analysis of compensation and benefits, a non-GAAP measure; because it believes exclusion of acquisition related compensation is a more useful tool in measuring compensation as a percentage of net revenue.

Six Months

Employee compensation and benefits increased 70% to $274.6 million from $161.1 million in the same period last year. As a percentage of net revenue, compensation and benefits totaled 74.6% for the six months ended June 30, 2007 compared to 75.9% for the six months ended June 30, 2006. A portion of compensation and benefits includes transition pay of $11.3 million (3.1% of net revenue) and $6.6 million (3.1% of net revenue) for the six months ended June 30, 2007 and June 30, 2006, respectively, in connection with the Company's continuing expansion efforts. In addition, for the six months ended June 30, 2007, compensation and benefits includes $21.8 million in connection with the Ryan Beck acquisition, primarily a charge related to the acceleration of vesting arising from the amendment of the Ryan Beck deferred compensation plan and $11.5 million, primarily stock-based compensation, for acquisition related payments in connection with the LM Capital Markets acquisition. For the six months ended June 30, 2006 compensation and benefits includes $25.3 million, primarily stock-based compensation, for acquisition related payments in connection with the LM Capital Markets acquisition. Excluding the acquisition related charges, compensation and benefits as a percentage of net revenue totaled 65.6% for 2007 and 64.0% for 2006. The Company excludes acquisition related expenses in its analysis of compensation and benefits, a non-GAAP measure; because it believes exclusion of acquisition related compensation is a more useful tool in measuring compensation as a percentage of net revenue.

Operating Expenses

Second Quarter

Excluding compensation and benefits and non-compensation acquisition related charges, operating expenses increased 166% from the prior year second quarter. As a percentage of net revenue excluding compensation and benefits and non-compensation acquisition related charges, operating expenses were 20% in the second quarter of 2007 and 16% in the second quarter of 2006. The Company excludes compensation and benefits and non-compensation acquisition related charges in its analysis of operating expenses, a non-GAAP measure, because it believes exclusion of compensation and benefits and non-compensation acquisition related charges is a more useful tool in measuring operating expenses as a percentage of net revenue.

Six Months

Excluding compensation and benefits and non-compensation acquisition related charges, operating expenses increased 60% from the prior year first six months. As a percentage of net revenue excluding compensation and benefits and non-compensation acquisition related charges, operating expenses were 20% in the first six months of 2007 and 21% in the first six months of 2006. The Company excludes compensation and benefits and non-compensation acquisition related charges in its analysis of operating expenses, a non-GAAP measure, because it believes exclusion of compensation and benefits and non-compensation acquisition related charges is a more useful tool in measuring operating expenses as a percentage of net revenue.

Business Segment Results

Private Client Group

Second Quarter

PCG net revenue for the second quarter of 2007 was $118.3 million, an increase of 115% from the second quarter of 2006 principally due to increased commissions and principal transactions, sales credits from investment banking and increased asset management and service fees. Sales credits from investment banking increased due to increased underwriting activity, principally corporate finance (See ECM discussion). Asset management and service fees increased as previously noted (See Asset Management and Service Fees discussion). PCG net revenue increased 38% from the first quarter of 2007. PCG operating contribution increased to $26.4 million, 126% over the second quarter of 2006, as a result of the 115% increase in net revenue and the leverage in increased production.

Six Months

PCG net revenue for the first six months of 2007 was $203.8 million, an increase of 84% from the first six months of 2006 principally due to increased commissions and principal transactions, sales credits from investment banking and increased asset management and service fees. Sales credits from investment banking increased due to increased underwriting activity, principally corporate finance (See ECM discussion). Asset management and service fees increased as previously noted (See Asset Management and Service Fees discussion). PCG operating contribution increased to $44.5 million, 84% over the comparable 2006 period as a result of the 84% increase in net revenue and the leverage in increased production.

Equity Capital Markets

Second Quarter

ECM recorded record net revenues of $78.4 million in the second quarter 2007, an increase of 122% from the same quarter last year, principally due to increased commissions and principal transactions and increased investment banking revenue. During the quarter, the Company completed a significant corporate investment banking transaction for $24.3 million. Investment banking revenue increased principally due to financial advisory fees of $29.4 million, a 238% increase over last year's second quarter, and equity financing revenue of $19.2 million, up 464% compared to the second quarter of 2006.

Non-interest expenses increased 111% to $57.9 million in the second quarter of 2007 compared to $27.4 million in the second quarter of 2006 principally due to a 141% increase in employee compensation and benefits to $46.5 million compared to $19.3 million in the second quarter of 2006. The increase in employee compensation and benefits is primarily due to an increase in variable compensation associated with increased revenue. As a percentage of net revenues, employee compensation and benefits was 59.3% and 54.6% for the second quarter of 2007 and 2006, respectively. Increases in all non-compensation expense categories can be attributed to the increased revenue.

ECM operating contribution increased 159% to $20.5 million in the second quarter of 2007 compared to $7.9 million in the prior year period as a result of the 122% increase in net revenues and the leverage in increased production.

Six Months

ECM recorded record net revenues of $130.9 million in the first six months of 2007, an increase of 89% from the first six months of 2006, principally due to increased commissions and principal transactions which increased 22% to $54.1 million and increased investment banking revenue which increased 216% to $76.1 million. During the second quarter of 2007 the Company closed on a significant corporate finance investment banking transaction which contributed $24.3 million in revenue. Investment banking revenue increased principally due to financial advisory fees of $45.1 million, a 136% increase over last year's six month period, and equity financing revenue of $31.0 million, up 596% compared to the first six months of 2006

Non-interest expenses increased 81% to $97.0 million in the first six months of 2007 compared to $53.7 million in the first six months of 2006 principally due to a 99% increase in employee compensation and benefits to $77.4 million compared to $39.0 million in the first six months of 2006. The increase in employee compensation and benefits is primarily due to an increase in variable compensation associated with increased revenue. As a percentage of net revenues, employee compensation and benefits was 59.1% and 56.4% for the first six months of 2007 and 2006, respectively.

ECM operating contribution increased 120% to $33.9 million in the first six months of 2007 compared to $15.4 million in the prior year period as a result of the 89% increase in net revenues and the leverage in increased production.

Fixed Income Capital Markets

Second Quarter

FICM net revenues for the second quarter of 2007 decreased 1% to $10.5 million from $10.6 million during the same time period last year, principally due to inventory losses discussed previously and lower commission and principal transactions revenues, partially offset by an increase in investment banking revenue. Investment banking revenue increased 78% principally due to increased underwriting activity.

Interest revenue increased $3.1 million principally as a result of increased interest received on increased levels of fixed income inventory held for sale to clients. Interest expense increased $3.6 million as a result of increased interest expense incurred to carry that inventory and inventory losses related to the change in interest rates.

Non-interest expenses increased $1.5 million or 16% to $11.1 million primarily due to a 13% increase in employee compensation and benefits which increased in conjunction with increased productivity.

As a result of the decrease in net revenues and the increase in non-interest expenses, FICM operating contribution decreased $1.6 million.

Six Months

FICM posted net revenues for the first six months of 2007 increased 14% to $25.1 million from $22.1 million during the same time period last year, principally due to an increase in commissions and principal transactions and investment banking revenue, partially offset by trading losses incurred in the second quarter of 2007 resulting from weaker bond markets. Investment banking revenue increased principally due to increased underwriting activity.

Interest revenue increased $7.2 million principally as a result of increased interest received on increased levels of fixed income inventory held for sale to clients. Interest expense increased $7.9 million as a result of increased interest expense incurred to carry that inventory.

Non-interest expenses increased $4.5 million or 23% to $23.8 million primarily due to a 27% increase in employee compensation and benefits.

Operating contribution decreased 54% to $1.3 million from $2.7 million in the first six months of 2006 principally as a result of inventory losses discussed above.

Banking Segment

Second Quarter

The Banking Segment ("Banking"), which operations began with the acquisition of Stifel Bank & Trust on April 2, 2007, posted net revenue of $1.1 million and an operating contribution of 274,000 in the second quarter of 2007. Prior period comparative data is not included as we acquired Stifel Bank & Trust on April 2, 2007.

Other Segment

Second Quarter

Other Segment, which includes acquisition charges related to the LM Capital Markets and Ryan Beck acquisition, posted net revenue of $2.7 million, an increase of 50% from the prior year second quarter. During the second quarter, the Other Segment recorded an operating loss of $43.9 million which consists of $14.2 million from other operations, $5.5 million related to charges from the LM Capital Markets acquisition, primarily stock based compensation (discussed in the Core Earnings section), and $24.2 million relating to the charges associated with the Ryan Beck acquisition (discussed in Core Earnings section) compared to the prior year quarter operating loss of $16.7 million, which consist of $8.2 million from other operations and $8.5 million from the LM Capital Markets acquisition. The increase in the loss from other operations can be attributed to the acquisition charges related to the Ryan Beck acquisition combined with increases in other variable compensation for increased Core earnings, travel and promotion, occupancy and equipment rental and other operating expenses associated with the continued growth of the firm.

Six Months

Other Segment, which includes acquisition charges related to the LM Capital Markets and Ryan Beck acquisition, posted net revenue of $7.0 million, a decrease of 30% from the prior year principally as a result of a decrease in gains on investments relating to the $5.1 million gain posted in the first quarter of 2006 for the company's ownership of its New York Stock Exchange seat During the first six months, the Other Segment recorded an operating loss of $62.5 million which consists of $25.5 million from other operations, $11.7 million related to charges from the LM Capital Markets acquisition, primarily stock based compensation (discussed in the Core Earnings section), and $25.3 million relating to the charges associated with the Ryan Beck acquisition (discussed in Core Earnings section) compared to the prior year operating loss of $37.6 million, which consist of $11.3 million from other operations and $26.3 million from the LM Capital Markets acquisition. The increase in the loss from other operations can be attributed to a reduction of net revenue resulting from the gain on the sale of the New York Stock Exchange ("NYSE") seat in the first quarter of 2006 combined with increases in travel and promotion, occupancy and equipment rental and other operating expenses associated with the continued growth of the firm.

Other Segment
	Three Months Ended		Six Months Ended
Net Revenues	06/30/2007	06/30/2006	06/30/2007	06/31/2006
LM Capital Markets Acquisition	$ - -	$ - -	$ - -	$ - -
Ryan Beck Acquisition	(313)	(152)	(313)	(152)
Other	2,978	1,930	7,267	10,139
Total Net Revenue	$ 2,665	$ 1,778	$ 6,954	$ 9,987
Operating Contribution	06/30/2007	06/30/2006	06/30/2007	06/31/2006
LM Capital Markets Acquisition	$ (5,544)	$ (8,479)	$ (11,746)	$ (26,273)
Ryan Beck Acquisition	(24,158)		(25,257)
Other	(14,199)	(8,198)	(25,477)	(11,278)
Total Operating Contribution	$ (43,901)	$ (16,677)	$ (62,480)	$ (37,551)

Core Earnings

After adjusting for acquisition related charges, principally compensation expense recorded for the amendment of the Ryan Beck deferred compensation plans and stock based awards offered to key associates of LM Capital Markets and accounted for under SFAS No. 123R, non-GAAP net income and non-GAAP earnings per diluted share, our Core earnings, for the quarter ended June 30, 2007 were $18.9 million and $1.09, respectively and for the six months ended June 30, 2007 were $32.0 million and $1.96 respectively . We believe Core earnings provides investors, rating agencies, and financial analysts with a more meaningful measure of the Company's operating performance. Core Earnings for the quarter excludes pre-tax acquisition charges of approximately $29.7 million or $1.01 per diluted share. Included in these acquisition related charges are: 1) compensation charges of approximately $5.4 million for amortization of units awarded to LM Capital Markets associates, severance, and contractually based compensation above standard performance based compensation; 2) $21.8 million in connection with the amendment of the Ryan Beck deferred compensation plan and amortization of units awarded to the Ryan beck associates; and 3) other non-compensation acquisition charges of $2.5 million. See Reconciliation of Core Earnings table. Core Earnings for the six months excludes pre-tax acquisition charges of approximately $37.0 million or $1.33 per diluted share. Included in these acquisition related charges are: 1) compensation charges of approximately $11.5 million for amortization of units awarded to LM Capital Markets associates, severance, and contractually based compensation above standard performance based compensation; 2) $21.8 million in connection with the amendment and acceleration of the Ryan Beck deferred compensation plan and amortization of units awarded to the Ryan beck associates; and 3) other non-compensation acquisition charges of $3.7 million. See Reconciliation of Core Earnings table.

Statement of Financial Condition

Total assets increased 51% to $1.6 billion from $1.1 billion at December 31, 2006, principally as a result of increased levels of firm inventory for sale to customers. Total stockholders' equity increased $168.0 million, or 76%, to $388.2 million. The increase in equity exceeded net income due to the amortization of stock-based awards and the acquisition of Ryan Beck and the resultant increase in net book value, partially offset by repurchase of common stock for treasury.

Conference Call Information

Stifel Financial Corp. will hold a conference call Friday, August 10, 2007, at 10:00 a.m. EDT. This call will be Web cast and slides can be accessed on the Investor Relations portion of the Stifel Financial Corp. website at www.stifel.com, as well as on all sites within Thomson/CCBN's Investor Distribution Network. To participate in the question and answer portion on the call, please dial 888-676-3684 and request the Stifel Financial Corp. earnings call.

Company Information

Stifel Financial Corp. operates 177 offices in 28 states and the District of Columbia through its principal subsidiary, Stifel Nicolaus and Company, Inc., and 3 European offices through Stifel Nicolaus Limited. Stifel Nicolaus provides securities brokerage, investment banking, trading, investment advisory, and related financial services, primarily, to individual investors, professional money managers, businesses, and municipalities. To learn more about Stifel, please visit the Company's web site at www.stifel.com.

Forward-Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements in this press release not dealing with historical results are forward-looking and are based on various assumptions.  The forward-looking statements in this press release are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities:  the ability to successfully integrate the acquired companies; a material adverse change in the financial condition,; the risk of borrower, depositor and other customer attrition; a change in general business and economic conditions; changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies' operations, pricing, and services; and other risk factors referred to from time to time in filings made by Stifel with the Securities and Exchange Commission.  Forward-looking statements speak only as to the date they are made.  Stifel does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Stifel disclaims any intent or obligation to update these forward-looking statements.

# # # # # #

(Tables attached)

Stifel Financial Corp.
Summary of Results of Operations (Unaudited)
($ In Thousands, Except Per Share Amounts)

	Three Months Ended						Percent Change From
	6/30/2007	% of Net Revenues	3/31/2007	% of Net Revenues	6/30/2006	% of Net Revenues	3/31/2007	6/30/2006
Revenues
Commissions	$ 80,637	38.2%	$ 61,376	39.1%	$ 48,064	46.8%	31%	68%
Principal transactions	33,301	15.8%	26,566	16.9%	20,754	20.2%	25%	60%
Investment banking	63,932	30.3%	43,066	27.4%	15,757	15.3%	48%	306%
Asset management and service fees	25,537	12.1%	19,373	12.3%	14,239	13.9%	32%	79%
Other	525	0.3%	1,417	1.0%	(98)	-0.1%	-63%	n/a
Total operating revenues	203,932	96.7%	151,798	96.7%	98,716	96.1%	34%	107%
Interest revenue	16,699	7.9%	10,700	6.8%	8,635	8.5%	56%	93%
Total revenues	220,631	104.6%	162,498	103.5%	107,351	104.6%	36%	106%
Less: Interest expense	9,696	4.6%	5,537	3.5%	4,684	4.6%	75%	107%
Net revenues	210,935	100.0%	156,961	100.0%	102,667	100.0%	34%	105%
Non-Interest Expenses
Employee compensation and benefits	163,777	77.6%	110,834	70.6%	74,385	72.5%	48%	120%
Occupancy and equipment rental	15,667	7.4%	10,608	6.8%	7,267	7.1%	48%	116%
Communication and office supplies	11,681	5.5%	8,094	5.2%	6,483	6.3%	44%	80%
Commissions and floor brokerage	3,104	1.5%	1,615	1.0%	1,838	1.8%	92%	69%
Other operating expenses	14,042	6.7%	10,993	7.0%	8,721	8.4%	28%	61%
Total non-interest expenses	208,271	98.7%	142,144	90.6%	98,694	96.1%	47%	111%
Income before income taxes	2,664	1.3%	14,817	9.4%	3,973	3.9%	-82%	-33%
Provision for income taxes	1,216	0.6%	5,988	3.8%	1,675	1.6%	-80%	-27%
Net income	$ 1,448	0.7%	$ 8,829	5.6%	$ 2,298	2.2%	-84%	-37%
Per Share Information
	Three Months Ended
	6/30/2007		3/31/2007		6/30/2006		3/31/2007	6/30/2006
Earnings Per Share:
Basic	$ 0.10		$ 0.67		$ 0.20		-85%	-50%
Diluted	$ 0.08		$ 0.58		$ 0.16		-86%	-50%
Number of Shares for Earnings Per Share Computations:
Basic shares	14,850		13,107		11,729		13%	27%
Diluted shares	17,341		15,315		14,132		13%	23%

Stifel Financial Corp.
Summary of Results of Operations (Unaudited)
($ In Thousands, Except Per Share Amounts)

	Six Months Ended				Change
	06/30/2007	% of Net Revenues	06/30/2006	% of Net Revenues	Amount	Percent
Revenues
Commissions	$ 142,013	38.6%	$ 96,240	45.3%	$ 45,773	48%
Principal transactions	59,867	16.3%	42,380	20.0%	17,487	41%
Investment banking	106,998	29.1%	31,505	14.8%	75,493	240%
Asset management and service fees	44,910	12.2%	27,737	13.1%	17,173	62%
Other	1,942	0.5%	7,260	3.4%	(5,318)	-73%
Total operating revenues	355,730	96.7%	205,122	96.6%	150,608	73%
Interest revenue	27,399	7.4%	15,826	7.5%	11,573	73%
Total revenues	383,129	104.1%	220,948	104.1%	162,181	73%
Less: Interest expense	15,233	4.1%	8,747	4.1%	6,486	74%
Net revenues	367,896	100.0%	212,201	100.0%	155,695	73%
Non-Interest Expenses
Employee compensation and benefits	274,611	74.6%	161,079	75.9%	113,532	70%
Occupancy and equipment rental	26,275	7.1%	14,762	7.0%	11,513	78%
Communication and office supplies	19,775	5.4%	12,896	6.1%	6,879	53%
Commissions and floor brokerage	4,719	1.3%	3,105	1.5%	1,614	52%
Other operating expenses	25,035	6.8%	15,603	7.3%	9,432	60%
Total non-interest expenses	350,415	95.2%	207,445	97.8%	142,970	69%
Income before income taxes	17,481	4.8%	4,756	2.2%	12,725	268%
Provision for income taxes	7,204	2.0%	1,982	0.9%	5,222	263%
Net income	$ 10,277	2.8%	$ 2,774	1.3%	$ 7,503	270%
Per Share Information
	Six Months Ended				Change
	06/30/2007		06/30/2006		Amount	Percent
Earnings Per Share:
Basic	$ 0.73		$ 0.24		$ 0.49	204%
Diluted	$ 0.63		$ 0.20		$ 0.43	215%
Number of Shares for Earnings Per Share Computations:
Basic shares	13,986		11,485		2,501	22%
Diluted shares	16,347		13,835		2,512	18%

Stifel Financial Corp.
Summary of Core Earnings (Unaudited) (1)
($ In Thousands, Except Per Share Amounts)

	Three Months Ended						Percent Change From
	6/30/2007	% of Net Revenues	3/31/2007	% of Net Revenues	6/30/2006	% of Net Revenues	3/31/2007	06/30/2006
Revenues
Net revenues	$ 211,248	100.0%	$ 156,961	100.0%	$ 102,819	100.0%	35%	105%
Non-Interest Expenses
Employee compensation and benefits	136,653	64.7%	104,672	66.7%	66,566	64.7%	31%	105%
Occupancy and equipment rental	15,489	7.3%	10,568	6.7%	7,082	6.9%	47%	119%
Communication and office supplies	11,271	5.3%	8,089	5.2%	6,343	6.2%	39%	78%
Commissions and floor brokerage	1,384	0.7%	1,615	1.0%	1,838	1.8%	-14%	-25%
Other operating expenses	14,086	6.7%	9,900	6.3%	8,539	8.3%	42%	65%
Total non-interest expenses	178,883	84.7%	134,844	85.9%	90,368	87.9%	33%	98%
Income before income taxes	32,365	15.3%	22,117	14.1%	12,451	12.1%	46%	160%
Provision for income taxes	13,514	6.4%	8,938	5.7%	5,453	5.3%	51%	148%
Core Earnings	$ 18,851	8.9%	$ 13,179	8.4%	$ 6,998	6.8%	43%	169%
Per Share Information
	Three Months Ended						Percent Change From
	6/30/2007		3/31/2007		6/30/2006		3/31/2007	06/30/2006
Earnings Per Share:
Basic	$ 1.27		$ 1.01		$ 0.60		26%	112%
Diluted	$ 1.09		$ 0.86		$ 0.50		27%	118%

Number of Shares for Earnings Per Share Computations:
Basic shares	14,850		13,107		11,729		13%	27%
Diluted shares	17,341		15,315		14,132		13%	23%

(1) See "Reconciliation of Core Earnings" table

Stifel Financial Corp.
Summary of Core Earnings (Unaudited) (1)
($ In Thousands, Except Per Share Amounts)

	Six Months Ended				Percent Change From
	06/30/2007	% of Net Revenues	06/30/2006	% of Net Revenues	06/30/2006
Revenues
Net revenues	$ 368,209	100.0%	$ 212,353	100.0%	73%
Non-Interest Expenses
Employee compensation and benefits	241,325	65.5%	135,812	64.0%	78%
Occupancy and equipment rental	26,057	7.1%	14,450	6.8%	80%
Communication and office supplies	19,361	5.3%	12,630	5.9%	53%
Commissions and floor brokerage	2,999	0.8%	3,105	1.5%	-3%
Other operating expenses	23,984	6.5%	15,327	7.2%	56%
Total non-interest expenses	313,726	85.2%	181,324	85.4%	73%
Income before income taxes	54,483	14.8%	31,029	14.6%	76%
Provision for income taxes	22,452	6.1%	12,927	6.1%	74%
Core Earnings	$ 32,031	8.7%	$ 18,102	8.5%	77%
Per Share Information
	Six Months Ended				Percent Change From
	06/30/2007		06/30/2006		06/30/2006
Earnings Per Share:
Basic	$ 2.29		$ 1.58		45%
Diluted	$ 1.96		$ 1.31		50%
Number of Shares for Earnings Per Share Computations:
Basic shares	13,986		11,485		22%
Diluted shares	16,347		13,835		18%

(1) See "Reconciliation of Core Earnings" table

Stifel Financial Corp.
Reconciliation of Core Earnings (1)
Three Months Ended 06/31/07
($ In Thousands, Except Per Share Amounts)
	GAAP	Acquisition Related	Core Business
	$	$	$	% Net Rev
Revenue
Net Revenue	$210,935	(313)	$211,248	100%
Non-Interest Expenses
Compensation and benefits	163,777	27,124	136,653	65%
Operating Expenses	44,494	2,264	42,230	20%
Total non-interest expenses	208,271	29,388	178,883	85%
Income/(loss) before income taxes	2,664	(29,701)	32,365	15%
Provision (benefit) for income taxes	1,216	(12,298)	13,514	6%
Net Income/(Loss)	$1,448	($17,403)	$18,851	9%
Earnings per Share:
Basic	$0.10	($1.17)	$1.27
Diluted	$0.08	($1.01)	$1.09

Six Months Ended 06/31/07
($ In Thousands, Except Per Share Amounts)
	GAAP	Acquisition Related	Core Business
	$	$	$	% Net Rev
Revenue
Net Revenue	$367,896	($313)	$368,209	100%
Non-Interest Expenses
Compensation and benefits	274,611	33,286	241,325	65%
Operating Expenses	75,804	3,403	72,401	20%
Total non-interest expenses	350,415	36,689	313,726	85%
Income/(loss) before income taxes	17,481	(37,002)	54,483	15%
Provision (benefit) for income taxes	7,204	(15,248)	22,452	6%
Net Income/(Loss)	$10,277	($21,754)	$32,031	9%
Earnings per Share:
Basic	$0.73	($1.56)	$2.29
Diluted	$0.63	($1.33)	$1.96
Annualized return on average equity	7%	(14%)	21%

  Core Earnings excludes acquisition related charges incurred in the three and six months ended June 30, 2007. A reconciliation of Core Earnings to Net Income, the most directly comparable measure under GAAP, is included in the tables above. The Company believes that Core Earnings is a useful measure of financial performance because of its focus on the Company's results from operations. The Company also believes that this measure is an alternative financial measure of performance used by investors, rating agencies, and financial analysts to estimate the value of a company and evaluate its ability to meet debt service requirements.

Stifel Financial Corp.
Reconciliation of Core Earnings (1)
Three Months Ended 06/30/06
($ In Thousands, Except Per Share Amounts)
	GAAP	Acquisition Related	Core Business
	$	$	$	% Net Rev
Revenue
Net Revenue	$102,667	$(152)	$102,819	100%
Non-Interest Expenses
Compensation and benefits	74,385	7,819	66,566	65%
Operating Expenses	24,309	507	23,802	23%
Total non-interest expenses	98,694	8,326	90,368	88%
Income/(loss) before income taxes	3,973	(8,478)	12,451	12%
Provision (benefit) for income taxes	1,675	(3,778)	5,453	5%
Net Income/(Loss)	$2,298	($4,700)	$6,998	7%
Earnings per Share:
Basic	$0.20	($0.40)	$0.60
Diluted	$0.16	($0.34)	$0.50

Six Months Ended 06/30/06
($ In Thousands, Except Per Share Amounts)
	GAAP	Acquisition Related	Core Business
	$	$	$	% Net Rev
Revenue
Net Revenue	$212,201	$(152)	$212,353	100%
Non-Interest Expenses
Compensation and benefits	161,079	25,267	135,812	66%
Operating Expenses	46,366	854	45,512	19%
Total non-interest expenses	207,445	26,121	181,324	85%
Income/(loss) before income taxes	4,756	(26,273)	31,029	15%
Provision (benefit) for income taxes	1,982	(10,945)	12,927	6%
Net Income/(Loss)	$2,774	($15,328)	$18,102	9%
Earnings per Share:
Basic	$0.24	($1.34)	$1.58
Diluted	$0.20	($1.11)	$1.31
Annualized return on average equity	3%	(16%)	19%

  Core Earnings excludes acquisition related charges incurred in the three and six months ended June 30, 2006. A reconciliation of Core Earnings to Net Income, the most directly comparable measure under GAAP, is included in the tables above. The Company believes that Core Earnings is a useful measure of financial performance because of its focus on the Company's results from operations. The Company also believes that this measure is an alternative financial measure of performance used by investors, rating agencies, and financial analysts to estimate the value of a company and evaluate its ability to meet debt service requirements.

Stifel Financial Corp.
Summary of Segment Data & Statistical Information (Unaudited)
($ In Thousands, Except Per Share Amounts)

Segment Data

	Three Months Ended			Percent Change From		Six Months Ended		Change
Net Revenues	6/30/2007	3/31/2007	6/30/2006	3/31/2007	6/30/2006	6/30/2007	6/30/2006	Percent
Private client	$ 118,274	$ 85,527	$ 54,942	38%	115%	$ 203,801	$ 111,000	84%
Equity capital markets	78,410	52,530	35,311	49%	122%	130,940	69,109	89%
Fixed income capital markets	10,496	14,615	10,636	-28%	-1%	25,111	22,105	14%
Banking	1,090	0	0	n/a	n/a	1,090	0	n/a
Other	2,665	4,289	1,778	-38%	50%	6,954	9,987	-30%
Total net revenues	$ 210,935	$ 156,961	$ 102,667	34%	105%	$ 367,896	$ 212,201	73%

Operating Contribution
Private client	$ 26,377	$ 18,091	$ 11,690	46%	126%	$ 44,468	$ 24,125	84%
Equity capital markets	20,528	13,418	7,932	53%	159%	33,946	15,434	120%
Fixed income capital markets	(614)	1,887	1,028	-133%	-160%	1,273	2,748	-54%
Banking	274	0	0	n/a	n/a	274	0	n/a
Other / unallocated overhead	(43,901)	(18,579)	(16,677)	n/a	n/a	(62,480)	(37,551)	n/a
Income before income taxes	$ 2,664	$ 14,817	$ 3,973	-82%	-33%	$ 17,481	$ 4,756	268%

Statistical Information

Stockholders' Equity	$ 388,241	$ 342,641	$ 205,440	13%	89%
Book Value Per Share	$ 26.04	$ 23.16	$ 17.57	12%	48%
Total Assets	$ 1,633,756	$ 1,427,407	$ 1,060,953	14%	54%
Investment Executives	956	951	485	1%	97%
Full-Time Employees	2,722	1,837	1,662	48%	64%
Locations	177	178	121	-1%	46%
Total Client Assets	$ 58,036,000	$ 36,464,000	$ 29,462,000	59%	97%

Stifel Financial Corp.
Statement of Operations
($ In Thousands, Except Per Share Amounts)
Private Client Group Segment
	Three Months Ended			Amount Change From		Six Months Ended
Revenues	6/30/2007	3/31/2007	6/30/2006	3/31/2007	6/30/2006	6/30/2007	6/30/2006	Change
Commissions & principal transactions	75,925	51,730	36,897	47%	106%	127,654	75,513	69%
Investment banking	13,010	12,288	2,154	6%	504%	25,298	4,025	529%
Asset management and service fees	25,490	19,227	14,205	33%	79%	44,718	27,697	61%
Other	526	24	(58)	2092%	n/a	550	308	79%
Operating Revenues	114,951	83,269	53,198	38%	116%	198,220	107,543	84%
Interest Income	7,530	5,736	5,142	31%	46%	13,265	9,811	35%
Total Revenues	122,481	89,005	58,340	38%	110%	211,485	117,354	80%
Interest Expense	4,207	3,478	3,398	21%	24%	7,684	6,354	21%
Net Revenues	118,274	85,527	54,942	38%	115%	203,801	111,000	84%
Non-Interest Expenses
Employee compensation and benefits	74,831	54,956	34,880	36%	115%	129,787	69,921	86%
Operating expenses	17,066	12,480	8,372	37%	104%	29,546	16,954	74%
Total non-interest expenses	91,897	67,436	43,252	36%	112%	159,333	86,875	83%
Income before income taxes	26,377	18,091	11,690	46%	126%	44,468	24,125	84%
Ratios to Net Revenues
Compensation & Benefits	63.3%	64.3%	63.5%			63.7%	63.0%
Operating expenses	14.4%	14.6%	15.2%			14.5%	15.3%
Income before income taxes	22.3%	21.2%	21.3%			21.8%	21.7%
Equity Capital Markets Segment
	Three Months Ended			Amount Change From		Six Months Ended
Revenues	6/30/2007	3/31/2007	6/30/2006	3/31/2007	6/30/2006	6/30/2007	6/30/2006	Change
Commissions & principal transactions	29,463	24,621	22,633	20%	30%	54,085	44,355	22%
Investment banking	48,614	27,482	12,177	77%	299%	76,095	24,077	216%
Asset management and service fees	48	143	33	-66%	45%	191	38	403%
Other	239	227	384	5%	-38%	466	488	-5%
Operating Revenues	78,364	52,473	35,227	49%	122%	130,837	68,958	90%
Interest Income	262	171	159	53%	65%	432	281	54%
Total Revenues	78,626	52,644	35,386	49%	122%	131,269	69,239	90%
Interest Expense	216	114	75	89%	188%	329	130	153%
Net Revenues	78,410	52,530	35,311	49%	122%	130,940	69,109	89%
Non-Interest Expenses
Employee compensation and benefits	46,495	30,889	19,267	51%	141%	77,384	38,964	99%
Operating expenses	11,387	8,223	8,112	38%	40%	19,610	14,711	33%
Total non-interest expenses	57,882	39,112	27,379	48%	111%	96,994	53,675	81%
Income before income taxes	20,528	13,418	7,932	53%	159%	33,946	15,434	120%
Ratios to Net Revenues
Compensation & Benefits	59.3%	58.8%	54.6%			59.1%	56.4%
Operating expenses	14.5%	15.7%	23.0%			15.0%	21.3%
Income before income taxes	26.2%	25.5%	22.5%			25.9%	22.3%
Fixed Income Capital Market Segment
	Three Months Ended			Amount Change From		Six Months Ended
Revenues	6/30/2007	3/31/2007	6/30/2006	3/31/2007	6/30/2006	6/30/2007	6/30/2006	Change
Commissions & principal transactions	8,507	11,592	9,288	-27%	-8%	20,098	18,752	7%
Investment banking	2,539	3,296	1,426	-23%	78%	5,835	3,403	71%
Asset management and service fees	1	2	1	-50%	0%	2	2	0%
Other	-	-	-	n/a	n/a	-	-	n/a
Operating Revenues	11,047	14,890	10,715	-26%	3%	25,935	22,157	17%
Interest Income	7,854	6,355	4,729	24%	66%	14,210	7,050	102%
Total Revenues	18,901	21,245	15,444	-11%	22%	40,145	29,207	37%
Interest Expense	8,405	6,630	4,808	27%	75%	15,034	7,102	112%
Net Revenues	10,496	14,615	10,636	-28%	-1%	25,111	22,105	14%
Non-Interest Expenses
Employee compensation and benefits	7,893	10,154	7,006	-22%	13%	18,047	14,205	27%
Operating expenses	3,217	2,574	2,602	25%	24%	5,791	5,152	12%
Total non-interest expenses	11,110	12,728	9,608	-13%	16%	23,838	19,357	23%
Income before income taxes	(614)	1,887	1,028	n/a	n/a	1,273	2,748	-54%
Ratios to Net Revenues
Compensation & Benefits	75.2%	69.5%	65.9%			71.9%	64.3%
Operating expenses	30.6%	17.6%	24.5%			23.1%	23.3%
Income before income taxes	-5.8%	12.9%	9.7%			5.1%	12.4%

Bankng Segment
	Three Months Ended			Amount Change From		Six Months Ended
Revenues	6/30/2007	3/31/2007	6/30/2006	3/31/2007	6/30/2006	6/30/2007	6/30/2006	Change
Other	136	-	-	n/a	n/a	136	-	n/a
Operating Revenues	136	-	-	n/a	n/a	136	-	n/a
Interest Income	2,592	-	-	n/a	n/a	2,592	-	n/a
Total Revenues	2,728	-	-	n/a	n/a	2,728	-	n/a
Interest Expense	1,638	-	-	n/a	n/a	1,638	-	n/a
Net Revenues	1,090	-	-	n/a	n/a	1,090	-	n/a
Non-Interest Expenses							-
Employee compensation and benefits	348	-	-	n/a	n/a	348	-	n/a
Operating expenses	468	-	-	n/a	n/a	468	-	n/a
Total non-interest expenses	816	-	-	n/a	n/a	816	-	n/a
Income before income taxes	274	-	-	n/a	n/a	274	-	n/a
Ratios to Net Revenues
Compensation & Benefits	31.9%					31.9%
Operating expenses	42.9%					42.9%
Income before income taxes	25.1%					25.1%